Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

HEALTH INSURANCE INNOVATIONS, INC.

Health Insurance Innovations, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), by its duly authorized officer, hereby certifies as follows:

FIRST: Pursuant to Section 242 of the Delaware General Corporation Law (the “DGCL”), this Certificate of Amendment (the “Amendment”) to the Corporation’s Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”), amends and restates Section 1.01 of Article 1 of the Amended and Restated Certificate in its entirety to read as follows:

“Section 1.01. Name. The name of the Corporation is Benefytt Technologies, Inc.”

SECOND: The Amendment was duly adopted by the Corporation’s Board of Directors in accordance with the applicable provisions of Section 242 of the DGCL.

THIRD: Other than the changes effected by the Amendment, the terms of the Corporation’s Amended and Restated Certificate shall remain in full force and effect.

FOURTH: The effective time and date of the Amendment herein certified shall be 12:01 a.m., Eastern Standard Time, on March 6, 2020.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be executed by its Chief Executive Officer this 3rd day of March, 2020.

By:	/s/ Gavin D. Southwell
Gavin D. Southwell, President and Chief Executive Officer